EXHIBIT 10(v)-5

AMENDMENT TO LG&E ENERGY CORP.

NONQUALIFIED SAVINGS PLAN

1.                                       Section  5.1 shall be deleted and replaced in its entirety as follows:

“Section 5. BOOKKEEPING ACCOUNT. Compensation deferred by a Participant under a written Deferral Agreement and matching Company contributions shall be credited in a dollar amount to a separate Bookkeeping Account for each Participant. Compensation deferred under subsequent written Deferral Agreements by a Participant shall be added to his Bookkeeping Account. Separate Bookkeeping Accounts shall be established by each Company, or its designee, for each Participant employed thereby.”

2.                                       Section  2.17 shall be deleted and replaced in its entirety as follows:

“Section 2.17 VALUATION DATE. “Valuation Date” means each day of the Plan Year or any other date deemed appropriate by the Committee.” And

3.                                       Section 5.3 shall be deleted and replaced in its entirety as follows:

“Section 5.3 CREDITING OF INTEREST. As of each Valuation Date, the amount in the Participant’s Bookkeeping Account shall be credited at an interest rate equal to the Prime Interest Rate reset as of each preceding March 31, June 30, September 30, and December 31. This rate shall be applied to the Participant’s Bookkeeping Account as of each Valuation Date. Notwithstanding the foregoing, that portion of a Participant’s Bookkeeping Account established pursuant to Article 12, shall be credited at a rate of six percent (6%) per annum.” and

The amendments described herein shall be effective as of October 1, 1999.